Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

THE ST. PAUL COMPANIES, INC.

AND

COMPMANAGEMENT, INC.

FOR

THE ACQUISITION OF ALL SHARES OF STOCK

OF

OCTAGON RISK SERVICES, INC.

Dated as of October 3, 2003

TABLE OF CONTENTS

ARTICLE 1 SHARES; DELIVERIES
1.1	The Shares
1.2	Deliveries

ARTICLE 2 CONSIDERATION
2.1	Purchase Price
2.2	Post-Closing Adjustment

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER
3.1	Organization and Good Standing
3.2	Capital Stock and Ownership
3.3	Binding Agreement; Consents
3.4	Financial Statements and Information
3.5	Tax Returns and Payment of Taxes
3.6	Absence of Claims
3.7	Operations in Accordance with Law
3.8	Material Contracts
3.9	Title to Assets
3.10	Intellectual Property
3.11	Real Property
3.12	Adverse Changes
3.13	Employee Benefits
3.14	Employees
3.15	Collective Bargaining; Matters Related to Employment
3.16	Directors and Officers
3.17	Brokers
3.18	Intercompany Accounts
3.19	Insurance
3.20	Environmental Matters
3.21	No Conflict of Interest
3.22	Bank Accounts
3.23	Customers
3.24	Claims Against Officers and Directors
3.25	Improper and Other Payments
3.26	No Other Representations or Warranties

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER
4.1	Organization and Good Standing
4.2	Binding Agreement
4.3	Securities Representations
4.4	Compliance with Laws
4.5	Brokers
4.6	Financing
4.7	No Other Representations or Warranties

i

ARTICLE 5 CLOSING

ARTICLE 6 COVENANTS AFTER CLOSING
6.1	Access
6.2	Matters Regarding Employees
6.3	Tax Matters
6.4	Covenant Not to Compete
6.5	IRC Sec. 382 Cooperation
6.6	Administrative Services Transition

ARTICLE 7 INDEMNIFICATION
7.1	Indemnification
7.2	Certain Procedures
7.3	Limitations
7.4	Survival
7.5	Reduction for Insurance
7.6	Sole and Exclusive Remedy

ARTICLE 8 OTHER MATTERS
8.1	Expenses
8.2	Notices
8.3	Governing Law
8.4	Assignment, Successors and Assigns
8.5	Entire Agreement; Amendment
8.6	Further Assurances
8.7	Counterparts
8.8	Severability
8.9	Knowledge
8.10	Venue and Jury Trial Waiver
8.11	Headings, Table of Contents and Index; Certain References
8.12	Incorporation of Schedules and Exhibits
8.13	Confidentiality and Certain Disclosures
8.14	No Third-Party Rights
8.15	Waiver
8.16	Effect of Investigation

SCHEDULES

Schedule 3.3	Binding Agreement; Consents
Schedule 3.4	Financial Statements and Information
Schedule 3.5	Tax Returns and Payment of Taxes
Schedule 3.6	Absence of Claims
Schedule 3.7(a)	Operations in Accordance with Law
Schedule 3.7(b)	Licenses and Permits
Schedule 3.8	Material Contracts
Schedule 3.9	Title to Assets
Schedule 3.10	Intellectual Property
Schedule 3.11	Real Property
Schedule 3.12	Absence of Changes
Schedule 3.13	Employee Benefits
Schedule 3.14	Employees
Schedule 3.15	Collective Bargaining; Matters Related to Employment
Schedule 3.16	Directors and Officers
Schedule 3.20	Environmental Matters
Schedule 3.21	Conflict of Interest
Schedule 3.22	Bank Accounts
Schedule 3.23	Customers
Schedule 3.24	Claims Against Officers and Directors
Schedule 3.25	Improper and Other Payments
Schedule 6.4	Covenant Not to Compete
Schedule 8.9	Knowledge

INDEX OF DEFINED TERMS

Acquired Business	6.4(b)
Affiliate	3.18
Agreement	Preamble
Balance Sheet Date	3.4
Basket	7.3(a)(ii)
Buyer	Preamble
Buyer’s Representatives	8.13(b)
Claim Notice	7.2(a)
Closing	Article 5
Closing Date	Article 5
COBRA	6.2(c)
Code	3.5(g)
Company	Preamble
Commitment Letter	4.6

Confidentiality Agreement	8.13(a)
Consent	3.3
Contracts	3.8
Disabled Employees	3.14
Enforcement Limitation	3.3
Environmental Laws	3.20
Environmental Permits	3.20
ERISA	3.13(a)
ERISA Affiliate	3.13(h)
Final Balance Sheet	2.2(c)
Final Report Date	2.2(c)
Financial Statements	3.4
GAAP	3.4
Good Faith Defense	7.2(b)
Governmental Authority	3.20
Hazardous Materials	3.20
Indemnified Party	7.2(a)
Indemnifying Party	7.2(a)
Independent Accountants	2.2(f)
Independent Accountants’ Statement	2.2(c)(ii)
Intellectual Property	3.10
Interim Balance Sheet	3.4
IRS	3.13(b)
Laws	3.7(a)
Leased Real Property	3.11
Lien	3.2(b)
Licenses and Permits	3.7(b)
Loss	7.1(a)
Losses	7.1(a)
Major Customers	3.23
Material Adverse Effect	3.1
Material Consent	3.3
Parties	Preamble
PBGC	3.13(c)
Permitted Investment	6.4(b)
Permitted Liens	3.9
Person	3.1
Plans	3.13(a)
Proposed Balance Sheet	2.2(a)
Purchase Price	2.1
Restricted Business	6.4(a)
Securities Act	4.3
Seller	Preamble
Seller Confidential Information	8.13(b)
Seller’s Group	3.5(a)(iii)

Settlement Amount	2.2(d)
Shares	1.1
Sixtieth Day	2.2(c)(i)
Taxes	3.5(a)(i)
Tax Returns	3.5(a)(ii)
Third Party Claim	7.2(b)

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of the 3rd day of October, 2003, by and between CompManagement, Inc., an Ohio corporation (“Buyer”), and The St. Paul Companies, Inc. a Minnesota corporation (“Seller,” and together with Buyer, the “Parties”), with respect to the purchase of all outstanding shares of the capital stock of Octagon Risk Services, Inc., a Minnesota corporation (the “Company”).

BACKGROUND:

WHEREAS, Buyer desires to purchase all of the outstanding shares of capital stock of the Company from Seller, and Seller desires to sell and transfer all such shares to Buyer, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and upon the terms and subject to the conditions set forth in this Agreement, Seller and Buyer hereby agree as follows:

ARTICLE 1

SHARES; DELIVERIES

1.1                                 The Shares.  Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, transfers and assigns to Buyer, and Buyer hereby purchases and acquires from Seller, 1,000 shares of Common Stock, $1.00 par value per share, of the Company (the “Shares”), which constitute all of the issued and outstanding shares of capital stock of the Company.

1.2                                 Deliveries.

(a)                                  At the Closing (as hereinafter defined), Seller will deliver, or will cause to be delivered, to Buyer:

(i)                                     all stock certificates representing the Shares, duly endorsed in blank or accompanied by assignments separate from certificate suitable in form to transfer the Shares to Buyer in the records of the Company;

(ii)                                  the written resignation, effective upon the Closing, of each officer and director of the Company who is not an employee of the Company;

(iii)                               the true, correct and complete minute books of the Company, including its stock records;

(iv)                              an officer’s certificate of a duly authorized officer of Seller, certifying that attached thereto is a true and correct copy of the resolutions adopted by the Executive Committee of the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated in this Agreement, in each case as are then in full force and effect;

(v)                                 an opinion from in-house counsel for Seller in substantially the form attached hereto as Exhibit A;

(vi)                              Indemnification Agreement between Seller and Buyer;

(vii)                           Trademark License Agreement between Seller and Buyer; and

(viii)                        Transition Services Agreement between Seller and Buyer.

(b)                                 At the Closing, Buyer will deliver, or will cause to be delivered, to Seller:

(i)                                     the Purchase Price (as hereinafter defined) pursuant to Article 2;

(ii)                                  an officer’s certificate of a duly authorized officer of Buyer, certifying that attached thereto is a true and correct copy of the resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated in this Agreement, in each case as are then in full force and effect;

(iii)                               an opinion from in-house counsel for Buyer in substantially the form attached hereto as Exhibit B;

(iv)                              Indemnification Agreement between Seller and Buyer;

(v)                                 Trademark License Agreement between Seller and Buyer; and

(vi)                              Transition Services Agreement between Seller and Buyer.

ARTICLE 2

CONSIDERATION

2.1                                 Purchase Price.  Subject to all terms of this Agreement, as consideration for the Shares, Buyer will pay to Seller, at the Closing, the aggregate amount of Thirty Million Dollars ($30,000,000.00) (the “Purchase Price”) in cash, payable by wire transfer of immediately available funds to an account designated by Seller.

2.2                                 Post-Closing Adjustment.

(a)                                  Buyer will prepare in accordance with GAAP (as hereinafter defined) and the Company’s and Seller’s past practices and deliver to Seller, no later than 60 days following the Closing Date (or no later than the next following business day after such 60th day, if such 60th day does not fall on a business day), at Buyer’s expense, an unaudited balance sheet of the Company as of the close of business on the Closing Date (the “Proposed Balance Sheet”).  Buyer will prepare the Proposed Balance Sheet in the form of the “Pro-Forma Adjusted Balance Sheet” of the Company as of June 30, 2003 that is attached hereto as page three of Schedule 3.4.

(b)                                 During Seller’s review of the Proposed Balance Sheet pursuant to Section 2.2(c), Buyer will provide Seller reasonable access to any working papers, documents and other information of Buyer and Buyer’s accountants related to the preparation of the Proposed Balance Sheet.

(c)                                  The “Final Balance Sheet” and the “Final Report Date” will be determined as follows:

(i)                                     If Seller does not give written notice to Buyer of a good faith objection to the Proposed Balance Sheet before the close of business on the 60th day following Seller’s receipt of the Proposed Balance Sheet (or the next following business day after such 60th day, if such 60th day does not fall on a business day) (the actual day being the “Sixtieth Day”), then the Proposed Balance Sheet will be final and binding upon each Party and will be the “Final Balance Sheet,” and the Sixtieth Day will be the “Final Report Date.”

(ii)                                  If Seller gives written notice to Buyer of a good faith objection to the Proposed Balance Sheet before the close of business on the Sixtieth Day setting forth in reasonable detail the basis of Seller’s objections, and if the Parties (in consultation with Buyer’s and the Company’s accountants, if requested by either Party) do not reach agreement on the Proposed Balance Sheet within 30 days after Seller gives such notice of objection, then the Parties will submit the matters objected to in such notice from Seller (and only such matters) to the Independent Accountants (as hereinafter defined).  The Independent Accountants will resolve such disagreement and submit a written statement of such resolution (the “Independent Accountants’ Statement”) to each Party within 15 business days following the submission of such disagreement to the Independent Accountants.  The Proposed Balance Sheet will be revised (only if and to the extent required by the Independent Accountants’ Statement), will be final and binding upon each Party as revised (if revised) and will be the “Final Balance Sheet.”  The date of the Independent Accountants’ Statement will be the “Final Report Date.” All fees and expenses of the Independent Accountants shall be shared equally by the Buyer and Seller.

(d)                                 “Settlement Amount” means an amount equal to (i) total current assets minus total liabilities of the Company, in each case as of the Closing Date, and as stated on the Final Balance Sheet, minus (ii) $10,442,000 (which is total current assets minus total liabilities of the Company, in each case as stated on the pro-forma adjusted balance sheet for the Company as of June 30, 2003).

(e)                                  Within five business days following the Final Report Date, if the Settlement Agreement is greater than $0, Buyer will pay the Settlement Amount to Seller.  Alternatively, if the Settlement Amount is less than $0, Seller will pay to Buyer, the amount by which the Settlement Amount is less than $0.  Any payment under this Section 2.2(e) shall be in cash and shall be an adjustment to the Purchase Price.

(f)                                    The parties agree to appoint PricewaterhouseCoopers LLP (“PWC”) as the “Independent Accountants.”  If PWC is unable or unwilling to serve as the Independent Accountants or PWC has provided material services to either Party or the Company within the 12-month period prior to the Sixtieth Day, then the Parties will mutually agree upon a nationally recognized independent accounting firm to serve as the Independent Accountants.  The Parties will share equally the Independent Accountants’ fees and expenses.  Seller and Buyer will, and Buyer agrees to cause the Company to, take all reasonable acts (including entering into an engagement letter with the Independent Accountants) to allow the Independent Accountants to take the actions contemplated to be taken by the Independent Accountants hereunder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

3.1                                 Organization and Good Standing.  The Company is a duly incorporated, duly organized and validly existing corporation in good standing under the laws of the State of Minnesota with full corporate power and authority to own or lease its properties and assets and conduct its business as such business is now conducted and currently proposed by it to be conducted.  Seller has delivered to Buyer true, correct and complete copies of the Company’s Articles of Incorporation and By-Laws, as in effect on the date hereof, and all minutes of all meetings (or written consents in lieu of meetings) of the Board of Directors (and all committees thereof) and shareholders of this Company.  All actions taken by the Board of Directors (and all committees thereof) and shareholders of the Company are reflected in such minutes and written consents.  The Company is duly qualified to do business as a foreign corporation in good standing under the laws of each state in which it leases real property or in which the conduct of its business requires such qualification, except in the case of each of the foregoing where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect (as hereinafter defined) on the Company.  The Company does not (a) have any subsidiary, (b) hold any equity or ownership interest, directly or indirectly, in any other Person (as hereinafter defined) or (c) hold any right or obligation to acquire, directly or indirectly, any equity or ownership interest in any other Person.

“Material Adverse Effect” means, with respect to any Person, any change, event or effect that, individually or together with other changes, events or effects, materially and adversely affects the business, assets or financial condition of such Person (and its subsidiaries, if any), taken as a whole, except for any such change, event or effect resulting from, arising out of or based on:  (i) the public announcement, pendency or consummation of the transactions contemplated herein (including any cancellations of or delays in customer orders or requests, any reduction in sales or services, any disruption in vendor, customer, supplier or similar relationships or any loss of employees), or the disclosure of the identity or business strategy of Buyer (including without limitation, any such disclosures to clients or customers of the Company); (ii) any condition generally affecting the insurance industry or third party administrators in the insurance industry or the U.S. economy as a whole; (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) any change in accounting requirements or principles or any change in applicable Laws (as hereinafter defined) or the interpretation thereof; or (v) any action required to be taken under any applicable Law, contract or agreement.

“Person” means any individual, trust, corporation, partnership, limited liability company, joint venture, other business association or entity, court, governmental body or governmental agency.

3.2                                 Capital Stock and Ownership.

(a)                                  The authorized capital stock of the Company consists of 25,000 shares of Common Stock having a par value of $1.00 per share.  The Shares constitute all of the issued and outstanding capital stock of the Company.  Each Share is fully paid and non-assessable and no Share was issued in violation of the Company’s Articles of Incorporation or By-Laws, any provision of Law or any pre-emptive right (or other right) of any shareholder of the Company or any other Person.  No pre-emptive right exists with respect to any capital stock of the Company. The Shares represent each and every outstanding equity or ownership interest or other security of any nature in or of the Company, and no Person holds (or is entitled to receive) any option, warrant, convertible instrument or security, put, call, contract or commitment of any nature whereby any Person has or may receive any interest in or right to acquire any of the Shares or any other equity or ownership interest or other security of any nature in or of the Company.

(b)                                 Seller is the sole record owner of all the Shares.  None of the Shares is subject to any Lien (as hereinafter defined), other than restrictions imposed by securities laws applicable to unregistered securities generally.  Upon delivery, at the Closing, of the certificates representing the Shares by Seller to Buyer, (i) all Shares will have been duly transferred to Buyer, (ii) good and transferable title to the Shares will be held by Buyer free and clear of any Lien, other than restrictions imposed by securities laws applicable to unregistered securities generally or any Lien permitted by, or in existence through, any action of Buyer, and (iii) Buyer will be the sole record owner of all outstanding equity or ownership interests of any nature in the Company.

“Lien” means any mortgage, claim, pledge, security interest, charge, lien, restriction, restraint on transfer, option, right of first refusal or other right to purchase, reservation, or any equity or ownership right, or any other encumbrance whatsoever.

3.3                                 Binding Agreement; Consents.  This Agreement has been duly executed and delivered by Seller and is the legal, valid and binding obligation and agreement of Seller enforceable in accordance with its terms (except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies (each an “Enforcement Limitation”)).  Seller has full right, power, authority and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Seller pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby.  Except for each consent, permit, authorization, waiver or approval of, or notice to, any federal, state or local authority or any other Person not a party to this Agreement listed in Schedule 3.3, the execution, delivery and performance of this Agreement, including the sale and delivery of the Shares hereunder, will not (a) violate, contravene, result in a breach of or constitute a default (with or without due notice or the lapse of time or both) under the Company’s Articles of Incorporation or By-Laws, or any note, mortgage, contract, instrument, judgment, Law or decree to which Seller or the Company is a party or by which either of them or any of their respective properties or assets is bound or (b) afford any lender or other Person the right to accelerate, declare at once due and payable or demand prepayment of any indebtedness or other obligation of the Company.  Each consent, permit, authorization, waiver, approval or notice listed in Schedule 3.3 is referred to herein as a “Consent.”  Each Consent designated as material on Schedule 3.3 is referred to herein as a “Material Consent.”

3.4                                 Financial Statements and Information.  Schedule 3.4 page one contains true, correct and complete copies of the Company’s unaudited balance sheets as of December 31, 2002 and December 31, 2001 and June 30, 2003 and Schedule 3.4 page two contains true, correct and complete copies of the Company’s related unaudited income statements for the 12-month periods ended December 31, 2002 and December 31, 2001 and the interim period ended June 30, 2003 (with all of the foregoing financial statements, including notes thereto (if any), in this paragraph being referred to herein as the “Financial Statements”).  The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis (“GAAP”) and fairly present, in all material respects, the financial position, assets, liabilities and retained earnings of the Company as of the respective dates thereof and the revenues, expenses, results of operations, changes in financial position, shareholders’ equity and cash flows of the Company for the periods indicated, except that each of the Financial Statements is subject to normal year-end adjustments and may not contain footnote disclosures required by or customary under GAAP and except for matters relating to the fact that the Company has been accounted for as a wholly-owned subsidiary of Seller.  The “Balance Sheet Date” is June 30, 2003, and such unaudited balance sheet as of the Balance Sheet Date is the “Interim Balance Sheet.”  Schedule 3.4 page three contains a pro-forma adjusted balance sheet for the Company as of June 30, 2003 which fairly and accurately reflects in all material respects the adjustments described in Schedule 3.12 (actual adjustments will be based on September 30, 2003 balances).  The Interim Balance Sheet reflects all liabilities of the Company as of the Balance Sheet Date that were required to be disclosed on a balance sheet prepared in accordance with GAAP, as applicable, as in effect on the date hereof.  Since the date on the Interim Balance Sheet, there have been no additional liabilities incurred except (a) liabilities incurred in the ordinary course of business and (b) as disclosed on Schedule 3.4.

3.5                                 Tax Returns and Payment of Taxes.

(a)                                  The following terms are defined as follows:

(i)                                     “Taxes” means all federal, state, county, local, foreign and other taxes (including income taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, employment and payroll-related taxes, property taxes, import duties and other governmental charges and assessments), and includes interest, additions to tax and penalties with respect thereto.

(ii)                                  “Tax Returns” means all reports, returns, statements, forms or other documents or information required to be filed with a taxing authority with respect to the Taxes of the Company or the Seller’s Group including consolidated federal income tax returns of the Seller’s Group.

(iii)                               “Seller’s Group” means Seller and all of its direct and indirect subsidiaries joining with Seller in the filing of a consolidated Tax Return prior to the Closing Date.

(b)                                 All Tax Returns and other returns and reports of Taxes required to be filed by Seller or the Company on or before the Closing Date with respect to the Company have been or will be filed in a timely manner (taking into account all requested extensions of due dates).  Each Tax Return is true and correct, and the Company does not have any additional liability for Taxes with respect to any Tax Return other than as reflected as liabilities on the Financial Statements or as listed in Schedule 3.5 (which do not include any amount reflected as a liability for deferred Taxes).

(c)                                  All Taxes payable by Seller or the Company attributable to the Company that are or were due and payable on or before the Closing Date (without regard to whether such Taxes have been assessed) have been or will be timely paid, and no fact exists which would constitute grounds for the assessment of any additional Taxes.  All Taxes required to be withheld or collected, including without limitation sales and use taxes, employment and payroll-related taxes and other withholding taxes, have been withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or are held in separate bank accounts for such purpose.

(d)                                 Except as set forth on Schedule 3.5, no deficiencies for any Taxes for which the Company may be liable have been asserted in a writing received by Seller or the Company or assessed against the Company or any member of the Seller’s Group that remain unpaid.

(e)                                  Except as set forth on Schedule 3.5, neither the Company nor any member of the Seller’s Group has been notified in writing by any taxing authority of any audit or investigation with respect to any liability for Taxes for which the Company may be liable and with respect to which the applicable statute of limitations has not expired.

(f)                                    Except as set forth on Schedule 3.5, there are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company may be liable.

(g)                                 Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

(h)                                 The basis of all depreciable or amortizable assets, and the methods used in determining allowable depreciation or amortization (including cost recovery) deductions of the Company, are correct and in compliance in all material respects with the Code and the regulations thereunder.

(i)                                     The Company is not a party to or otherwise subject to any arrangement having the effect of or giving rise to the recognition of taxable income or gain in a taxable period ending after the Closing Date without the receipt of, or entitlement to, cash in an amount corresponding to the amount of taxable income or gain.

3.6                                 Absence of Claims.  No action, suit, proceeding or claim (including assertion of any claim for Taxes, interest or penalties) is pending or, to Seller’s knowledge, threatened against or with respect to the Company or any properties or assets of the Company, or any of its officers, directors, employees, agents or shareholders in their capacity as such, nor, to Seller’s knowledge, is there any valid basis for any such action, suit, proceeding or claim, except for, in the case of each of the foregoing, any item listed in Schedule 3.6, 3.13 or 3.15.

3.7                                 Operations in Accordance with Law.

(a)                                  Except as disclosed in Schedule 3.7(a), the business and operations of the Company are being conducted in material compliance with all applicable laws, statutes, rules, regulations, ordinances, directives, orders and other governmental requirements, whether federal, state, local or foreign, including of any court or other governmental entity (collectively, “Laws”), including those relating to (i) worker health, welfare or safety, (ii) pollution or protection of the environment or emissions, discharges or releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment and remediation thereof and (iii) regulations regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities.

(b)                                 Schedule 3.7(b) lists each License and Permit held by the Company, or one or more of its employees, that enable it to conduct its business and to sell its products and services, all of which are in full force and effect.  Except as disclosed in Schedule 3.7(b), the Company, or one or more of it employees, has all Licenses and Permits required to conduct its business as it is presently being conducted.  Since January 1, 2002, no notice of a violation of a License or Permit has been received by Seller.  No proceeding is pending or, to Seller’s knowledge, threatened to revoke any License or Permit.  “Licenses and Permits” means governmental licenses, permits, approvals, and authorizations, whether federal, state, or local.

3.8                                 Material Contracts.  Schedule 3.8 lists all of the agreements, contracts (other than contracts implied in law) and commitments (other than agreements, contracts or commitments relating to assets in the investment portfolio of the Company) of the following types to which the Company is a party or by which it or any of its properties is bound as of the date hereof:

(a)                                  any collective bargaining agreement;

(b)                                 any employment, consulting, stay-pay or severance agreement;

(c)                                  any agreement with any Person containing any provision or covenant currently in effect limiting the ability of the Company to (i) sell any products or services of or to any other Person, (ii) engage in any line of business, or (iii) compete with or obtain products or services from any Person;

(d)                                 the leases relating to the Leased Real Property;

(e)                                  any contract or arrangement pursuant to which the Company has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

(f)                                    any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property, loan commitment or other contract or arrangement relating to the borrowing of funds, an extension of credit or financing;

(g)                                 any contract or arrangement involving a partnership, joint venture or other cooperative undertaking;

(h)                                 any outstanding written proxies, powers of attorney, or similar delegations of the authority of the Company (other than those given in connection with client contracts and those given in the ordinary course of business in connection with customary third party claim servicing agreements);

(i)                                     any agreement (other than employment, consulting, stay pay or severance agreements) with any present individual officer, director or employee of the Company;

(j)                                     any other agreement, contract or commitment (other than client contracts) which, in any case, requires payments or receipts by a party thereto after the date of this Agreement of more than $250,000 annually;

(k)                                  any client contract relating to the Major Customers as listed on Schedule 3.23; or

(l)                                     any agreement between the Company and any Affiliate of the Company.

Seller has made available to Buyer true and complete copies of the items listed in Schedule 3.8 (collectively, the “Contracts”), which constitute all material contracts, agreements and other instruments, oral or written, to which the Company is a party or by which the Company is bound.  The Company is not in breach of any material representation, warranty or covenant contained in any Contract, and, to Seller’s knowledge, the Company is not in default with respect thereto.  Seller has no knowledge that any other party to any Contract is in breach of any material representation, warranty or covenant contained in such Contract or is claimed to be in default in complying with any provision thereof or has committed or permitted any event which, with or without due notice or lapse of time or both, would constitute such a default.  To Seller’s knowledge, each Contract is in full force and effect and is valid and binding upon the parties thereto in accordance with its terms, and to Seller’s knowledge, no event has occurred or condition exists which constitutes a material breach of any Contract by any party thereto.

3.9                                 Title to Assets; Conditions and Sufficiency of Assets.  Except as listed in Schedule 3.9 and except for any Permitted Lien (as hereinafter defined), the Company has good title to all properties and assets of any nature owned by it or used in its business, free and clear of all Liens.  Except as listed on Schedule 3.9, all of the tangible assets and properties of the Company, whether real or personal, owned or leased, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations or adversely affect the resale value thereof.  The Company has no inventories.

“Permitted Liens” means any (a) Liens set forth on Schedule 3.9; (b) Liens for Taxes or governmental assessments or similar obligations the payment of which is not yet due and payable or delinquent or for which the validity is being contested in good faith; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens imposed by applicable Law incurred in the ordinary course of business for sums not yet due and payable or delinquent or for which payment is being contested in good faith; (d) Liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, other types of social security and similar Liens; and (e) purchase money security interests and similar Liens.

3.10                           Intellectual Property.  Schedule 3.10 lists every trademark, trade name, service mark, service name, patent, registered copyright or domain name (including applications for any of the foregoing) that the Company uses in connection with the conduct of its business (the “Intellectual Property”) and with respect to each of the foregoing applications, the registration status thereof.  The Company owns or has the right to use, all of the Intellectual Property free and clear of all Liens.  The Intellectual Property is not subject to any license, royalty, or other agreement, and the Company has not granted any license or agreed to pay or receive any royalty in respect of any Intellectual Property.  The Intellectual Property does not infringe on any right of any Person to the knowledge of Seller.  The Company has not knowingly made use of any work, invention or trade secret in violation of any right of any Person.  No claims are pending or, to the knowledge of Seller, threatened against the Company by any Person with respect to the use of any of the Intellectual Property.  All patents, registrations and certificates relating to the Intellectual Property are valid and subsisting and have been properly maintained.

3.11                           Real Property.  The Company does not own any real property.  Schedule 3.11 contains a complete and correct list of all of the real property leased by the Company (the “Leased Real Property”), which is all of the real property used by the Company in the conduct of its business.

3.12                           Absence of Changes.  Since December 31, 2002, except as listed in Schedule 3.12, or indicated or reflected in the Financial Statements, and except for matters arising out of or relating to this Agreement and the transactions contemplated hereby, though the date hereof (x) the Company has conducted its business only in the ordinary course of business consistent with past practice and substantially in the same manner in which it previously has been conducted, and (y) there has not been:

(a)                                  Any contract, agreement or transaction entered into by the Company that (i) increases the liabilities of the Company and (ii) is not in the ordinary course of business;

(b)                                 Any agreement entered into by the Company regarding any wage or salary increase or bonus or other compensation (other than in the ordinary course of business consistent with past practice) with respect to any employees of the Company;

(c)                                  Any sale of any assets of the Company;

(d)                                 Any direct or indirect redemption, purchase or other acquisition of any shares of the capital stock of the Company.

(e)                                  Any split, combination or other similar change in the outstanding capital stock of the Company;

(f)                                    Any declaration, setting aside or payment of any dividend (whether in cash, capital stock or property) with respect to the Shares;

(g)                                 Any issuance by the Company of any shares of its capital stock, or any securities or obligations convertible into or exchangeable for, or giving any person the right to acquire from it, any shares of its capital stock;

(h)                                 Any cancellation without reasonable consideration of any material liability that is of a type required to be disclosed on a balance sheet prepared in accordance with GAAP, owed to the Company by any other Person except in the ordinary course of business;

(i)                                     Any material changes in the Company’s accounting systems, policies, principles or practices;

(j)                                     Any borrowings or debt (other than trade payables in the ordinary course of business and consistent with past practice), in excess of $100,000;

(k)                                  Any loans, advances or capital contributions to, or investments in, any other Person (other than transactions relating to the Company’s investment portfolio in the ordinary course of business);

(l)                                     Any adoption, amendment or termination of any stock option, employment agreement, executive compensation plan, severance pay, 401(k) plan, retirement plan, stay bonus, employee stock ownership plan or any other employee benefit plan of the Seller or the Company, with respect to any officers, directors or employees of the Company, other than amendments required by Law or as generally adopted or amended with respect to employees of Seller;

(m)                               Any expenditure for additions to capital assets of the Company which exceeds $250,000; or

(o)                                 Any payment in excess of $100,000, or any agreement to pay in excess of $100,000, in each case, in settlement or compromise of any claims of liability against the Company or any of its directors, officers, employees or agents.

3.13                           Employee Benefits.

(a)                                  Schedule 3.13 lists all pension, profit sharing, retirement, life insurance, medical, disability, dental or health plans (whether or not insured), death benefit plans, deferred compensation plans, stock option, bonus or other incentive plans, vacation benefit plans, severance plans (including agreements containing severance provisions) or other employee benefit plans of any type whatsoever, including any pension plan or welfare plan as defined in Section 3(2) and Section 3(1), respectively, of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not funded, that cover, or within the past two-year period have covered, any employees of the Company, or with respect to which the Company may otherwise be reasonably expected to have any liability or obligation (collectively, the “Plans”).  The Plans listed in Schedule 3.13 shall include all tax-qualified plans subject to ERISA Section 3.2 that exist or have existed during the past six-year period and all other plans that exist or have existed during the past two-year period.

(b)                                 Each Plan is in compliance in all material respects with its terms and with all applicable requirements of the Code and ERISA, including without limitation blackout notice requirements of the Sarbanes-Oxley Act of 2002.  Except as listed in Schedule 3.13, each Plan that is intended to be qualified under Section 401 of the Code has been determined by the Internal Revenue Service (the “IRS”) to be qualified under the Code, Seller has received and retained written notice from the IRS confirming such qualification and there are no circumstances likely to result in revocation of such determination.  Neither the Company nor any ERISA Affiliate (as hereinafter defined), director, officer or employee of the Company or any ERISA Affiliate has engaged in any “prohibited transaction” (within the meaning of ERISA and the Code) or committed any breach of fiduciary responsibility under ERISA (except for any prohibited transaction for which a specific exemption is provided under or pursuant to ERISA and the Code).

(c)                                  With respect to each Plan that is subject to Title IV of ERISA:  (i) neither Seller nor any ERISA Affiliate has adopted any amendment to terminate, or filed a notice of intent to terminate, any such Plan, and the Pension Benefit Guarantee Corporation (“PBGC”) has not instituted any proceedings to terminate any such Plan; (ii) there is no “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived; (iii) there is no Lien that has arisen under Section 302(f) of ERISA or Section 412(n) of the Code with respect to assets of the Company; (iv) all required premium payments to the PBGC have been paid when due; (v) no “reportable event” has occurred (within the meaning of Section 4043 of ERISA) for which a notice is required to be filed with the PBGC; and (vi) the Company has not incurred any liability under Subtitle C or D of Title IV of ERISA (other than for PBGC premiums that have been paid in the ordinary course) with respect to any single-employer plan of the Company or any ERISA Affiliate that will not have been satisfied in full by the Closing.

(d)                                 Neither Seller nor any ERISA Affiliate has contributed to a multiemployer plan under Title IV of ERISA within the six-year period ending on the Closing Date.

(e)                                  The Company does not have any obligation to pay any contributions to any funded pension or deferred compensation Plan currently or previously maintained by the Company or any ERISA Affiliate that will not have been satisfied in full by Closing.  Each Plan that provides insurance against, or benefits with respect to, death, accident, disability, hospitalization, medical or surgical care or major medical expense is fully insured, and the Company does not have any unpaid obligation to provide any such insurance or benefits or any obligation to pay any retroactive or experience-based insurance premium adjustment or similar amount to any insurer or any other person with respect to any such insurance or benefits.

(f)                                    The Company’s welfare plans are in compliance with the Health Insurance Portability and Accountability Act of 1996.

(g)                                 Except as listed in Schedule 3.13, there are no actions, suits or proceedings pending against the Company (relating to any Plan), any Plan or any fiduciary of any Plan, in any case, brought by or on behalf of any current or former employee of the Company by any beneficiary or dependent of any such employee or former employee of the Company, by any governmental agency with jurisdiction over any Plan, or by any fiduciary or co-fiduciary.

(h)                                 “ERISA Affiliate” means any corporation, trade or business (whether or not incorporated) that is under common control with the Company pursuant to Section 414(b) and (c) of the Code prior to the Closing.

3.14                           Employees.  Schedule 3.14 lists the name, annual base compensation, date of employment and position of each employee of the Company, and identifies each employee of the Company who is absent from employment and receiving long-term disability benefits as of the Closing (collectively, the “Disabled Employees”).

3.15                           Collective Bargaining; Matters Related to Employment.  The Company is not a party to any collective bargaining agreement with, and no employee of the Company is represented by, any union or other collective bargaining unit.  Except as listed in Schedule 3.15, the Company is not subject to or a party to (a) any grievance, dispute or controversy with any employee, former employee, independent contractor, employment applicant or any union or other representative of any such Person, (b) any threat of strike, work stoppage or similar action or (c) any asserted demand for collective bargaining by any employee, union or organization.  Except in connection with or under any item listed in Schedule 3.8 or 3.13 and except for any obligation for compensation earned by any employee of the Company, the Company is not a party to or bound by any agreement or commitment, whether written or oral, to employ, hire, retain, compensate, pay or provide benefits to any individual.

3.16                           Directors and Officers.  Schedule 3.16 lists each director and officer of the Company as of the date hereof (without taking into account any resignations in connection with the Closing).

3.17                           Brokers.  Neither Seller nor the Company is under any obligation to any broker, finder or other intermediary in connection with the sale of the Shares or the other transactions contemplated in this Agreement that would cause Buyer or the Company to become liable for payment of any fee or expense with respect thereto.

3.18                           Intercompany Accounts.  At and immediately preceding the Closing, all intercompany account balances between the Company and any Affiliate (as hereinafter defined) will be fully paid, and neither the Company nor any other such party will have any residual liability or obligation relating thereto.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person.  For purposes of the foregoing definition, control means (a) the direct or indirect ownership of at least 50% of the outstanding voting securities or other equity interests of such Person, (b) the present right or ability to elect or appoint 50% or more of the members of the board of directors or similar governing body of such Person or (c) the present right or ability to control the decision making authority of such Person.

3.19                           Insurance.  Seller has made available to Buyer for review, summaries of all material written insurance policies insuring the business assets and liabilities, and errors and omissions of the Company.  All such insurance is in full force and effect and all premiums required to be paid thereunder have been paid.

3.20                           Environmental Matters.  Except as set forth in Schedule 3.20:

(a)                                  The business, operations and facilities (whether owned or leased) of the Company, and all existing Company uses of and Company activities on the properties or facilities (whether owned or leased) of the Company, are in material compliance with all Environmental Laws (defined below) in effect as of the date hereof, and to Seller’s knowledge, no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to any Lien under any Environmental Law;

(b)                                 There are no Environmental Permits (defined below) required for the conduct or operation of the Company’s business, and the Company is in material compliance with all of the requirements, conditions and limitations included in such Environmental Permits;

(c)                                  The Company has not used or stored any Hazardous Material (defined below) in, on, or at any of the properties or facilities now leased by the Company;

“Environmental Laws” means any law, regulation, order, judgment or decree of any federal, state or local court or Governmental Authority (as defined below) applicable to or having jurisdiction over Sellers relating to the environment or to public health and safety or worker health and safety.

“Environmental Permits” means federal, state and local governmental licenses, permits, approvals and authorizations which relate to the environment or to public health and safety or worker health and safety as they may be affected by the environment.

“Governmental Authority” means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means any hazardous substance, hazardous waste, hazardous material, toxic waste, medical waste, toxic material, petroleum or petroleum product as such terms are defined and within the context used under applicable Environmental Laws.

3.21                           No Conflict of Interest.  Except as set forth in Schedule 3.21, neither Seller nor any affiliate of Seller has or claims to have any direct or indirect ownership in any tangible or intangible property used in the business of the Company, except as holders of shares.

3.22                           Bank Accounts.  Schedule 3.22, sets forth the names and locations of each bank or other financial institution at which the Company has an account (giving the account numbers) or safe deposit box.

3.23                           Customers.  Schedule 3.23 sets forth a list of the ten largest customers of the Company in terms of revenue during the calendar year ended December 31, 2002 (the “Major Customers”) and the total revenue received during such period from each such customer.

3.24                           Claims Against Officers and Directors.  Except as set forth in Schedule 3.24, there are no pending or, to Seller’s knowledge, threatened claims against any director, officer, employee or agent of the Company, which could give rise to any claim for indemnification against the Company.

3.25                           Improper and Other Payments.  Except set forth in Schedule 3.25, neither the Company, nor any director, officer, employee, or agent or representative of the Company, nor any Person acting on behalf of any of them, has made, paid or received (a) any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful, or (b) any improper foreign payment (as defined in the Foreign Corrupt Practices Act).  The Company has not made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate.

3.26                           No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 3, none of Seller or any of its subsidiaries, Company, any advisor to any Person referred to in this paragraph or subparagraph (a), or any other Person makes any express or implied representation or warranty on behalf of Seller or any of its subsidiaries or Company, and Seller hereby disclaims any such representation or warranty whether by Seller or any of its subsidiaries, Company, or any of the respective affiliates, officers, directors, employees, agents or representatives of any Person referred to in this paragraph or subparagraph (a) or by any other Person.

(a) In particular, without limiting the foregoing disclaimer, none of the following shall be deemed to constitute a representation or warranty of any Person referred to in paragraph (a) of this Section 3.26:  (i) any information set forth in the Seller’s Confidential Informational Memorandum dated July 30, 2003 distributed in connection with the transactions contemplated herein; (ii) any financial projection or forecast relating to the Seller’s business; (iii) any information set forth in actuarial appraisals prepared on behalf of, or by, the Seller, if applicable; and (iv) any oral or written information presented to Buyer during any management presentation including any question and answer session thereto.  With respect to any projection or forecast delivered by or on behalf of Seller to Buyer, Buyer acknowledges that (A) there are uncertainties inherent in attempting to make such projections and forecasts, (B) it is familiar with such uncertainties, (C) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (D) if shall have no claim against any Person with respect thereto other than a claim for fraud or bad faith.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1                                 Organization and Good Standing.  Buyer is a duly incorporated, duly organized and validly existing corporation in good standing under the laws of the State of Ohio.

4.2                                 Binding Agreement.  This Agreement has been duly executed and delivered by Buyer and is the legal, valid and binding obligation and agreement of Buyer enforceable in accordance with its terms. Buyer has full right, power, authority and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement, including the purchase of the Shares hereunder, will not violate, contravene or result in a breach of or constitute a default (with or without due notice or the lapse of time or both) under (a) the Articles of Incorporation or By-Laws of Buyer or (b) any note, mortgage, contract, instrument, judgment, Law or decree to which Buyer is a party or by which any of Buyer’s properties or assets is bound, except as would not reasonably be expected to have a Material Adverse Effect on Buyer’s ability to consummate any of the transactions contemplated herein.  No consent, permit, authorization, waiver or approval of, or notice to, any federal, state or local authority or any other Person not a party to this Agreement is required with respect to Buyer in connection with the consummation of the transactions contemplated by this Agreement.

4.3                                 Securities Representations.  Buyer understands and acknowledges that the sale of the Shares is not being registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws.  Buyer is acquiring the Shares for investment, solely for Buyer’s own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof in violation of the Securities Act.  Buyer is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and the Company.  Buyer is engaged in the same business in the same markets as the Company and is fully informed and sophisticated with respect to such business and markets.  Buyer has had access to sufficient information in respect of the Company and its business operations and condition to make an informed decision to purchase the Shares.

4.4                                 Compliance with Laws.  Buyer is not in violation of or default with respect to any Law applicable to it or its business, properties or operations that would have a Material Adverse Effect on Buyer’s ability to perform its obligations hereunder.

4.5                                 Brokers.  Buyer is not under any obligation to any broker, finder or other intermediary in connection with the sale of the Shares or the other transactions contemplated in this Agreement that would cause Seller to become liable for payment of any fee or expense with respect thereto.

4.6                                 Financing.  Buyer has received a commitment letter (the “Commitment Letter”) from Bank One, NA (“Bank One”), a copy of which has been provided to Seller, pursuant to which Bank One has indicated its intent to provide that financing to Buyer described in the Commitment Letter.

4.7                                 No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 4, neither Buyer nor any other Person makes any express or implied representation or warranty on behalf of Buyer, and Buyer hereby disclaims any such representation or warranty whether by Buyer or any of its affiliates, officers, directors, employees, agents or representatives or any other Person.

ARTICLE 5

CLOSING

The Closing of the transactions contemplated by this Agreement (the “Closing”) will occur on the date hereof (the “Closing Date”) immediately following the execution of this Agreement at such place as the Parties may agree.  The Closing shall be effective as of the close of business on the Closing Date.

ARTICLE 6

COVENANTS AFTER CLOSING

6.1                                 Access.  During the six-year period following the Closing Date and during normal business hours, Buyer will, and will cause its Affiliates to, permit (a) Seller and its representatives to have access to the books, documents and records (including tax returns, files, papers and related items) of, and relating to, the Company, its business or its employees, in each case to the extent relating to any period prior to the Closing or the legitimate business needs of Seller or any of its Affiliates, and permit Seller and its representatives to make copies of such books, documents and records at Seller’s expense and (b) Seller and its representatives to have reasonable access to the employees of Buyer and its Affiliates, and direct such employees to cooperate with each of them, for Seller’s or any of its Affiliates’ resolution of Tax, audit, litigation, accounting, securities or similar matters that relate to any period prior to the Closing (whether such matters arose before or after the Closing).  Without limiting the generality of the foregoing, Buyer agrees that such legitimate business needs include (i) defending or pursuing claims, litigation or similar proceedings, (ii) defending or pursuing indemnification claims hereunder, (iii) preparing or making filings contemplated by securities Laws or stock exchange rules or (iv) preparing or filing tax returns or responding to audits.

6.2                                 Matters Regarding Employees.

(a)                                  Effective on the Closing Date, Seller will cause the Company to be removed as a participating employer in the employee benefit plans, programs and arrangements sponsored by Seller or any ERISA Affiliate of Seller or cease co-sponsorship of any such plan that is jointly sponsored by Seller or any ERISA Affiliate and the Company.

(b)                                 Seller will be solely responsible for payment of any premiums for welfare plan coverage for employees of the Company relating to the period prior to the Closing to the extent such premiums have not been paid by Seller or the Company prior to the Closing.  Seller will be solely responsible for payment of all welfare plan claims and expenses (including administrative expenses) incurred but not yet paid prior to the Closing, irrespective of whether the claim is filed after the Closing.

(c)                                  Seller will provide such continuation medical coverage as is required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to employees and qualifying beneficiaries of employees by reason of any qualifying event occurring prior to the Closing.

(d)                                 Seller will cause the long-term disability benefits of any employee of the Company who is receiving long-term disability benefits as of the Closing to continue for so long as such coverage would otherwise continue under the terms of the long-term disability program.

(e)                                  Buyer will cause service with the Company or an ERISA Affiliate of the Company prior to the Closing to be recognized after the Closing for purposes of eligibility to participate and vesting, but not for purposes of determining accrual of benefits, under each employee benefit plan, program or arrangement sponsored by Buyer or an ERISA Affiliate of Buyer in which employees of the Company are allowed to participate.  Buyer will extend medical coverage to employees of the Company effective immediately upon the Closing under the same terms and conditions that apply to similarly situated employees of Buyer, and will waive any pre-existing condition limitations or exclusions that may otherwise apply with respect to such coverage.  Any amounts paid by an employee under the medical plan sponsored by Seller prior to the Closing will be applied to any deductible or out-of-pocket maximum that applies under the medical plan sponsored by Buyer for the plan year in which the Closing occurs.

(f)                                    Buyer will cause its qualified defined contribution plan (if any) to accept rollovers by employees of the Company of any eligible rollover distribution (as defined in Section 402(f) of the Code) made from a qualified plan of Seller after the Closing, and to accept as a rollover of any participant loan then outstanding from a qualified defined contribution plan of Seller, subject to such conditions and requirements as may be imposed upon such rollover by the trustee.

(g)                                 Buyer will offer employment and reasonable accommodation with respect to any Disabled Employee consistent with the disability policy maintained by Seller and covering employees of the Company as of the Closing.

                                                6.3                                 Tax Matters.

(a)                                  Seller will be liable for and shall pay all Taxes (including any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to Seller’s Group, and any Tax resulting from the Company ceasing to be a member of Seller’s Group) that are imposed on:

(i)                                     any member of the Seller’s Group other than the Company for any taxable year;  and

(ii)                                  the Company or for which the Company may otherwise be liable for the following periods:

(A)                              for any taxable year or period that ends on or before the Closing Date; and

(B)                                with respect to any taxable year or period beginning before and ending after the Closing Date, for the portion of such taxable year or period ending on the Closing Date;

provided, however, that any refund for such periods that results from a carryback of any loss, deduction or other Tax benefit attributable to the Company for a period subsequent to the Closing shall be paid to or retained by the Company or Buyer, as the case may be.

(b)                                 Buyer will be liable for and will pay all Taxes of the Company for the following periods:

(i)                                     for any taxable year or period that begins after the Closing Date; and,

(ii)                                  with respect to any taxable year or period beginning before and ending after the Closing Date, for the portion of such taxable year beginning after the Closing Date.

Buyer shall be entitled to any refund of Taxes of the Company received for such periods.

(c)                                  Seller and Buyer will close the taxable period of the Company as of the close of business on the Closing Date, unless such action is prohibited by law.  In any case where applicable law prohibits the Company from closing its taxable year on the Closing Date then, for purposes of Section 6.3(a) and Section 6.3(b), the determination of the Taxes of the Company for the portion of the year or period ending on, and the portion of the year or period beginning after the Closing Date will be determined on the basis of an interim closing of the books as of the close of business on the Closing Date, except that exemptions, allowances, deductions, minimum amounts and other similar items that are calculated on an annual basis, such as the deduction for depreciation, will be ratably apportioned on a time basis.

(d)                                 With respect to any taxable period ending on or prior to the Closing Date for which a Tax Return of the Company is required to be filed, Seller will prepare on a basis consistent with past practices, all such Tax Returns of the Company.  Seller will file, or cause to be filed, when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to the Company for taxable years or periods ending on or before the Closing Date and will pay, or cause to be paid, any Taxes due in respect of such Tax Returns.

(e)                                  With respect to any taxable period ending after the Closing Date for which a Tax Return of the Company is required to be filed, Buyer will prepare all such Tax Returns of the Company.  Buyer will file, or cause to be filed, when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to the Company for taxable years or periods ending after the Closing Date and will pay, or cause to be paid, any Taxes due in respect of such Tax Returns.  Notwithstanding the foregoing sentence, Seller will pay Buyer the Taxes for which Seller is liable pursuant to Section 6.3(a) (if any) but which are payable with Tax Returns to be filed by Buyer pursuant to the previous sentence within 30 days of notification from Buyer.  In such event, Buyer will provide to Seller at least 10 business days prior to the due date, including any extensions, for the filing thereof, Tax Returns prepared by Buyer relating to any taxable period of the Company beginning prior to and ending after the Closing Date, together with such tax information reasonably relevant to such Tax Returns, including schedules and work papers and information as to the method of computation of separate taxable income or other relevant measure of income of the Company.

(f)                                    Buyer will promptly notify Seller in writing upon receipt by Buyer, any of Buyer’s Affiliates or the Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may affect the Tax liabilities of the Company for which Seller would be responsible as provided herein.  Seller will have the sole right to represent the Company’s interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense.  Notwithstanding the foregoing, Seller will not be entitled to settle after the Closing Date, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of Buyer or the Company for any period following the Closing Date (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions or the reduction of loss or credit carryforwards) without the prior written consent of Buyer.  Such consent will not be unreasonably withheld or delayed and will not be necessary to the extent that Seller has indemnified Buyer against the effects of any such settlement.

(g)                                 Seller will be entitled to participate at its expense in the defense of any claim for Taxes for a year or period ending after the Closing Date that may affect Seller’s obligations pursuant to Section 6.3(a) and, with the written consent of Buyer and at its sole expense, may assume the entire defense of such Tax claim if assumption of such defense is permitted by law.  Neither Buyer nor the Company may agree to settle any Tax claim for the portion of the year or period ending on the Closing Date that may affect Seller’s obligations pursuant to Section 6.3(a) without the prior written consent of Seller which consent will not be unreasonably withheld.  Buyer will have the sole right to represent the Company’s interests in the defense of any claim for Taxes relating to taxable periods beginning on or after the Closing Date.  Notwithstanding the foregoing, Buyer will not be entitled to settle after the Closing Date, either administratively or after the commencement of litigation, any claim for Taxes which may affect Seller’s obligations pursuant to Section 6.3(a) (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions or the reduction of loss or credit carryforwards) without the prior written consent of Seller.  Such consent will not be unreasonably withheld or delayed and will not be necessary to the extent that Buyer has indemnified Seller against the effects of any such settlement.

(h)                                 All Tax sharing agreements or similar arrangements with respect to or involving the Company will be terminated as of the Closing Date.

(i)                                     Seller shall provide Buyer with financial and other information as reasonably requested by Buyer, and not otherwise in the Company’s or Buyer’s possession, to enable Buyer to prepare audited and/or unaudited financial statements of the Company to satisfy Buyer’s Form 8-K filing requirements under the Securities Exchange Act of 1934, as amended, provided that Seller shall not be required to incur any out-of-pocket expenses in connection therewith.

(j)                                     Notwithstanding anything in this Agreement to the contrary, the rights and obligations of the Parties set forth in this Section 6.3 will be unconditional and absolute and will remain in effect for the period of the relevant statute of limitations applicable to the Taxes at issue.

6.4                                 Covenant Not to Compete

(a)                                  Seller hereby agrees that, except as provided below, for a period commencing on the Closing Date and terminating on the third anniversary of the Closing Date, it will not, except in the case of a Permitted Investment (as defined below), directly or indirectly provide third party claims management services to any of the customers listed in Schedule 6.4 (the “Restricted Business). Nothing in this Section 6.4 shall be deemed to restrict or prohibit Seller from (i) entering into an agreement (or consummating the transactions contemplated by any such agreement) after Closing with a person engaged in the Restricted Business relating to the acquisition of Seller or any of its affiliates or all or any portion of the equity interests or businesses of such Persons, or (ii) owning equity interests of any entity engaged in the Restricted Business in the ordinary course of the investment portfolio management of Seller and its Affiliates.

(b)                                 For purposes of this Section 6.4, “Permitted Investment” means an acquisition after the Closing of a Person or all or any portion of its equity interests or of its businesses (the entity or businesses so acquired called the “Acquired Business”); provided, that Seller shall ensure (i) the Acquired Business does not engage in Restricted Business other than Restricted Business conducted by the Acquired Business prior to its acquisition by Seller or its Affiliates, (ii) that neither Seller nor any of its Affiliates shall take any action to promote any Restricted Business between any Acquired Business and any customers listed on Schedule 6.4, and (iii) that the Acquired Business not use the name “St. Paul” or any derivative thereof (either alone or in combination with any other name) in connection with the offer, sale or promotion of third party claims management services.

(c)                                  Seller hereby agrees that for the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, neither Seller nor any of its subsidiaries will, directly or indirectly, solicit for hire any person who is at the time of such solicitation an employee of the Company provided, that the foregoing shall not restrict Seller from employing any such employee whose employment has been terminated by Company or Buyer prior to the commencement of employment discussions.

(d)                                 Buyer and Seller agree that the duration and scope of the restrictions in this Section 6.4 are reasonable and that, in the event that any court determines that the duration, scope, or both are unreasonable, and, accordingly, unenforceable, this Section 6.4 shall be deemed amended only to the extent necessary under applicable law for making the restrictions enforceable and this Section 6.4, as so amended, shall remain in full force and effect.

6.5                                 IRC Sec. 382 Cooperation.   Seller shall properly apportion with respect to the MMI subgroup §382 ownership change occurring on April 18, 2000, Eight Hundred Thirteen Thousand Eight Hundred Seventeen Dollars ($813,817) of the value element under Treasury Regulation §1.1502-95(c)(2)(i)(A) and none ($0) of the adjustment element under Treasury Regulation §1.1502-95(c)(2)(i)(B).  Seller will complete sign and deliver to the Company and the Company shall sign an election statement meeting the requirements described under Treasury Regulation §1.1502-95(e)(8).

6.6                           Administrative Services Transition.   The parties agree to negotiate in good faith a transition services agreement which will provide for among other things, licensing of temporary use of Seller’s intellectual property used by the Company, assignment by Seller or Seller’s Affiliates of all rights and obligations with respect to the Leased Real Property, and sublet of certain of Seller’s premises by Buyer.

ARTICLE 7

INDEMNIFICATION

7.1                                 Indemnification.

(a)                                  Seller will indemnify and hold Buyer and its Affiliates and each of their respective officers, directors, shareholders and assignees harmless from and against any and all liabilities, damages, losses, claims, costs and expenses (including reasonable attorneys’ fees and expenses) (each, a “Loss” and collectively, “Losses”) arising out of or resulting from (i) any breach of any representation, warranty, covenant or agreement made by Seller in this Agreement or any agreement or document delivered pursuant hereto and any action, suit, proceeding, demand or judgment related to the foregoing, and (ii) items (1) and (4) on Schedule 3.6. Indemnification with respect to subsection (ii) of this Section 7.1(a) shall not be subject to the limitations set forth in Section 7.3(a)(ii) of this Agreement.

(b)                                 Buyer will indemnify and hold harmless Seller and its Affiliates and each of their respective officers, directors, shareholders and assignees from and against any and all Losses arising out of or resulting from (i) any breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement or any agreement or document delivered pursuant hereto and any action, suit, proceeding, demand or judgment related to the foregoing.

7.2                                 Certain Procedures.

(a)                                  The Party claiming indemnification (the “Indemnified Party”) will give to the other Party (the “Indemnifying Party”) prompt written notice of any Loss, or expected Loss, for which the Indemnified Party proposes to claim indemnification hereunder, which shall include the nature of such Loss and the amount or the estimated amount thereof to the extent then feasible (which estimate will not be conclusive of the final amount of such Loss) (such notice being a “Claim Notice”).  The failure to give, or promptly give, a Claim Notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was prejudiced thereby, and then only to the extent of such prejudice.

(b)                                 If a claim for indemnification relates to a claim by a Person not a party hereto (such Person’s claim being a “Third Party Claim”), upon receipt of such notice the Indemnifying Party will have the option to forthwith assume the Good Faith Defense (as hereinafter defined) of such Third Party Claim.  “Good Faith Defense” means legal defense conducted by reputable counsel of good standing selected with the consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed).  If the Indemnifying Party does not commence a Good Faith Defense within 20 days following receipt of the Claim Notice regarding the Third Party Claim (or such shorter period, if any, during which a defense must be commenced to preserve either Party’s rights), then the Indemnified Party may, at its option, settle or defend such claim.  Notwithstanding the foregoing, without the prior written consent of the other Party, neither Party may agree to any injunctive relief affecting such other Party or any settlement that would adversely affect the business or operations of such other Party.

(c)                                  Notwithstanding any other provision of this Section 7.2, no provision herein will limit the right of a Party to assume the Good Faith Defense of a Third Party Claim, while also maintaining that it has no indemnification obligation relating thereto, nor will the assumption of such a Good Faith Defense be deemed an admission of having such an obligation.

7.3                                 Limitations.   Notwithstanding any other provision of this Agreement to the contrary, the following limitations on the parties’ respective indemnification obligations will apply:

(a)                                  (i)                                     The indemnification obligations of Seller with respect to Losses arising out of (i) breaches of representations and warranties provided in Sections 3.2, 3.5 and 3.9 above, and (ii) items (1) and (4) on Schedule 3.6, shall be limited, in the aggregate, to an amount equal to the Purchase Price as adjusted pursuant to Section 2.2 above.  The indemnification obligations of Seller with respect to all other Losses shall be limited, in the aggregate, to an amount equal to $4,000,000; provided, however, that in no event shall Seller’s indemnification obligations pursuant to this entire Agreement exceed, in the aggregate, an amount equal to the Purchase Price as adjusted pursuant to Section 2.2 above.

(ii)                                  Seller will have no obligation to indemnify Buyer pursuant to this Agreement unless and until the aggregate amount of indemnification to which Buyer is entitled exceeds $250,000 (the “Basket”), and then only for any amounts in excess of the Basket.

(b)                                 (i)                                     The indemnification obligations of Buyer pursuant to this Agreement will be limited, in the aggregate, to an amount equal to $4,000,000; and

(ii)                                  Buyer will have no obligation to indemnify Seller pursuant to this Agreement unless and until the aggregate amount of indemnification to which Seller is entitled exceeds the Basket, and then only for any amounts in excess of the Basket.

7.4                                 Survival.  Each representation and warranty contained herein will survive the execution and delivery of this Agreement and will remain in full force and effect for a period of eighteen (18) months after the Closing Date, except each representation and warranty in Section 3.5 will survive until the expiration of the applicable statute of limitations, and each representation and warranty in Section 3.2 and 3.9 will survive forever.  For each claim for indemnification under this Agreement regarding a Loss due to a breach of a representation or warranty that is made prior to expiration of such representation or warranty, such claim and associated right to indemnification will not terminate until final determination and satisfaction of such claim.  Each claim for indemnification under this Agreement regarding a Loss due to a breach of a representation or warranty that is made after expiration of such representation or warranty will be invalid and not indemnifiable.  All covenants and other agreements (other than representations and warranties) of the Parties in this Agreement and the agreements and documents executed pursuant hereto, and all associated rights to indemnification, will survive the Closing.

7.5                                 Reduction for Insurance.  The amount of indemnification that a Party is required to pay to, for, or on behalf of the other Party will be reduced, including retroactively, by any insurance proceeds that are actually received by such other Party in reduction of the related Loss.

7.6                                 Sole and Exclusive Remedy.  Notwithstanding any other provision in this Agreement to the contrary, the Parties hereby agree that the indemnification provisions set forth in this Article 7 will be the sole and exclusive remedy for any (a) untruth, inaccuracy or breach of any representation, warranty, covenant or agreement made herein or in any statement, document, exhibit or certification furnished pursuant hereto or (b) nonperformance of any covenant or obligation to be performed hereunder (or which either Party was to cause to be performed pursuant hereto).

ARTICLE 8

OTHER MATTERS

8.1                                 Expenses.  Each Party will pay all expenses incurred by such Party (or at such Party’s direction) in connection with the transactions contemplated hereby, including all fees and costs of attorneys, accountants, other professional advisors and brokers, and Seller will pay any such expenses, fees and costs incurred prior to the Closing by the Company.

8.2                                 Notices.  All notices and other required communications hereunder will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally to the recipient at the address below, (b) on the day of transmission if sent by facsimile transmission to the facsimile number set forth below for the recipient and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to a nationally recognized overnight courier for delivery to the recipient at the address below or (d) on the fifth day after mailing, if mailed to the recipient at the address below, by first class mail, registered or certified, postage prepaid, properly addressed, return receipt requested, in each case as follows:

If to Seller, to:

The St. Paul Companies, Inc.
385 Washington Street
St. Paul, Minnesota 55102
Attn: General Counsel
Telephone: (651) 310-7115
Facsimile: (651) 310-8204

with a copy to:

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402-3901
Attention: Andrew J. Ritten
Telephone: (612) 766-6818
Facsimile: (612) 766-1600

If to Buyer, to:

CompManagement, Inc.
6377 Emerald Parkway
Dublin, Ohio 43016
Attn: Paul A. Miller, General Counsel
Telephone: (614) 760-8119
Facsimile: (614) 790-8119

with a copy to:

Baker & Hostetler LLP
65 East State Street, Suite 2100
Columbus, Ohio, 43215
Attn: Joseph P. Boeckman, Esq.
Telephone: (614) 462-4737
Facsimile: (614) 462-2616

or to such other address as Seller or Buyer may specify by written notice to the other from time to time in accordance with the foregoing.

8.3                                 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

8.4                                 Assignment, Successors and Assigns.  No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed) (except that Buyer may assign its rights hereunder to any Affiliate of Buyer, without prior written consent of Seller), and any attempted assignment in contravention of the foregoing will be null and void.  Subject to the immediately preceding sentence, the rights created by this Agreement will inure to the benefit of, and the obligations created hereby will be binding upon, the successors and permitted assigns of the respective Parties.

8.5                                 Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, written or oral, between the Parties relating to the subject matter hereof.  This Agreement may be amended or supplemented only by a writing signed by Seller and Buyer.

8.6                                 Further Assurances.  In order to more fully assure each Party of the benefit of this Agreement, each Party agrees to execute and provide to the other Party, both before and after the Closing, such instruments, confirmations of fact, records, certificates and other documents and things as may be reasonably requested by such Party to carry out the purposes of this Agreement.

8.7                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which taken together will constitute one and the same instrument.

8.8                                 Severability.  The provisions of this Agreement will, where possible, be interpreted so as to sustain their legality and enforceability, and for that purpose the provisions of this Agreement will be read as if they cover only the specific situation to which they are being applied.  The invalidity or unenforceability of any provision of this Agreement in a specific situation will not affect the validity or enforceability of that provision in other situations or of other provisions of this Agreement.  The provisions of this Agreement will be enforced to the fullest extent permissible under applicable Law.  If any provision of this Agreement is adjudicated by a court of competent jurisdiction to be invalid or unenforceable, such provision will be deemed amended to the extent necessary to render such provision valid and enforceable and as close to the Parties’ intent as is permissible, such amendment to apply only with respect to the operation of such provision in the jurisdiction in which such adjudication is made.

8.9                                 Knowledge.  Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Seller, such reference means the actual knowledge of those persons listed on Schedule 8.9.

8.10                           Jury Trial Waiver.  Each Party hereby knowingly, voluntarily and irrevocably waives its right to a trial by jury and agrees that any dispute relating to this Agreement will be decided solely by a judge (without the use of a jury) sitting in a court of competent jurisdiction.

8.11                           Headings, Table of Contents and Index; Certain References.  The headings contained in this Agreement and the table of contents and Index of Defined Terms hereof are for convenience of reference only and neither such headings, table of contents or Index of Defined Terms will affect the construction or interpretation of this Agreement.  Each reference herein to “include” or “includes” or “including” will be deemed to be followed by the words “without limitation.”  Each reference herein to a Schedule, Section, Article or Exhibit will be a reference to a Schedule, Section, Article or Exhibit of this Agreement unless otherwise noted.  As used in this Agreement, singular includes the plural and plural includes the singular, wherever so required by fact or context.  The words “or” and “any” are not exclusive.  The words “hereof,” “hereby,” and words of similar impact refer to this Agreement as a whole (including its Schedules and any Exhibits) and not merely to the specific Section, paragraph or clause in which such words appear.

8.12                           Incorporation of Schedules and Exhibits.  The Schedules and any Exhibit attached hereto are incorporated into this Agreement and will be deemed a part hereof.  In the event of any conflict between the provisions of this Agreement and any Schedule or Exhibit (other than an exception as such in any Schedule with respect to a representation or warranty), the provisions of this Agreement will control.  Capitalized terms used in such Schedules will have the meanings assigned to them in this Agreement.  The Section references referred to in Schedules are to Sections of this Agreement, unless otherwise expressly indicated.  Any matter or item that is disclosed in any Schedule in such a manner as to make its relevance to one or more other Schedules, representations or warranties reasonably apparent will be deemed to have been included in each such other Schedule, representation and warranty.

8.13                           Confidentiality and Certain Disclosures.

(a)                                  The letter agreement regarding confidentiality, dated May 14, 2003, between Seller and Buyer (the “Confidentiality Agreement”), is terminated, effective as of the Closing Date; provided, however, that such termination will not affect or diminish any right of any Person in connection with the Confidentiality Agreement regarding any breach of the Confidentiality Agreement on or prior to such termination.

(b)                                 “Seller Confidential Information” means all non-public, confidential or proprietary information of any member of the Seller’s Group other than the Company, written or oral, furnished by Seller or the Company (or any Affiliate, director, officer, employee, agent or adviser of either of them) to Buyer or any Buyer’s Representative (as hereinafter defined), together with all analyses, compilations and other documents and records prepared by Buyer or any of its Affiliates, directors, officers, employees, agents or advisers (collectively, with the Company after Closing, “Buyer’s Representatives”) that contain or otherwise reflect such information.  Notwithstanding the foregoing, Seller Confidential Information does not mean information that (i) becomes generally available to the public, other than as a result of disclosure by Buyer, any of Buyer’s Representatives or anyone to whom Buyer or any of Buyer’s Representatives provides Seller Confidential Information, (ii) was known or available to Buyer on a non-confidential basis prior to its disclosure to Buyer by Seller or the Company, (iii) becomes available to Buyer on a non-confidential basis from a source other than Seller or the Company and such source is not bound by any fiduciary or confidentiality obligations to Seller or the Company with respect to such information, or (iv) is independently developed by Buyer without reference to information from Seller or the Company.

(c)                                  After Closing, Buyer will not, and will cause each of its Affiliates not to, (i) publish, copy or disclose any Seller Confidential Information to any Person, (ii) fail to exercise reasonable care to protect the confidentiality of the Seller Confidential Information or prevent inadvertent disclosure thereof to any Person or (iii) use any Seller Confidential Information for any use whatsoever.

(d)                                 On and after the date hereof, neither Party will, and each Party will cause each of its Affiliates not to, make any press release or other public disclosure (whether written or oral) regarding any of the transactions contemplated hereby, except to the extent and in the form mutually agreed upon by the Parties or to the extent required by applicable Law or any rule, regulation or requirement of any stock exchange.  To the extent such a press release or disclosure is so required, the disclosing Party will ensure that the content thereof is accurate and in accordance with reasonable business standards and will, to the extent practicable, provide the other Party with advance notice of the such press release or disclosure and an opportunity to review and comment thereon.

(e)                                  Notwithstanding any other provision herein, each Party (and each employee, representative or other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure.

8.14                           No Third-Party Rights.  This Agreement is not intended, and will not be construed, to create any rights in any Person other than Seller and Buyer, and no Person may assert any rights as third-party beneficiary hereunder.

8.15                           Waiver.  The rights and remedies of the Parties are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.16                           Effect of Investigation.  Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Buyer shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, Seller or the Company made or undertaken pursuant to this Agreement, irrespective of this knowledge and information received (or which should have been received) therefrom by Buyer.  Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of the Seller or the Company shall not limit, qualify, modify or amend the representations, warranties, and covenants or, or indemnifies by, Buyer made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Seller or the Company.

* * * * * *

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date and year first above written.

THE ST. PAUL COMPANIES, INC.

By:	/s/ Thomas A. Bradley
Its:	Executive Vice President and CFO

COMPMANAGEMENT, INC.

By:	/s/ Jonathan R. Wagner
Its:	President